Exhibit 3.1
SECOND AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF
DUNCAN ENERGY PARTNERS L.P.
     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Duncan Energy Partners L.P. (the “Partnership”), dated as of September 7, 2011 and effective as of the Effective Time (as defined in the Merger Agreement) is entered into and executed by DEP Holdings, LLC, a Delaware limited liability company, as “General Partner,” and Enterprise Products Partners L.P., a Delaware limited partnership, as “Limited Partner.”
RECITALS
     WHEREAS, the Limited Partner, Enterprise Products Holdings LLC, EPD MergerCo LLC, a Delaware limited liability company and a wholly owned subsidiary of the Limited Partner (“MergerCo”), the Partnership and the General Partner entered into an Agreement and Plan of Merger, dated as of April 28, 2011 (the “Merger Agreement”), effecting, at the Effective Time, the merger of MergerCo with and into the Partnership, with the Partnership surviving the merger as a wholly owned subsidiary of the Limited Partner (the “Merger”) and the cancellation and conversion of each common unit representing limited partner interests in the Partnership into the right to receive 1.010 common units representing limited partner interests in the Limited Partner; and
     WHEREAS, this Agreement, effective as of the Effective Time, amends and restates the Existing Partnership Agreement (as defined herein) in its entirety, to reflect, among other things, the admission of the Limited Partner as the sole limited partner of the Partnership;
     NOW, THEREFORE, BE IT RESOLVED, in consideration of the covenants, conditions and agreements contained herein, the General Partner and the Limited Partner agree as follows:
ARTICLE I
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through ownership of voting securities.
     “Agreement” has the meaning set forth for such term in the first paragraph of this Agreement.

     “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.
     “Existing Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership dated February 5, 2007, as amended by Amendment No. 1 thereto dated December 27, 2007, Amendment No. 2 thereto dated November 6, 2008, the Third Amendment thereto dated December 8, 2008 and the Fourth Amendment thereto dated June 15, 2009.
     “General Partner” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Indemnitee” means (a) the General Partner, (b) any Person who is an Affiliate of the General Partner, (c) any Person who is serving at the request of the General Partner or any Affiliate of the General Partner as a member, partner, director, officer, fiduciary or trustee of the General Partner or any subsidiary or other Affiliate controlled by the Partnership, and (d) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
     “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of a governmental authority.
     “Limited Partner” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Partner” means the General Partner or the Limited Partner.
     “Partnership” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Percentage Interest” means, with respect to any Partner, the percentage interest of such Partner in the Partnership as set forth in Section 2.7 of this Agreement.
ARTICLE II
ORGANIZATIONAL MATTERS
     2.1 Formation. The General Partner and the Limited Partner hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.
     2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Duncan Energy Partners L.P.”
     2.3 Principal Office; Registered Office.
          (a) The principal office of the Partnership shall be at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 or such other place as the General Partner may from time to time designate.
          (b) Unless and until changed by the General Partner, the address of the Partnership’s registered office in the State of Delaware shall be the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership’s registered agent for service of process at such address shall be The Corporation Trust Company.
     2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership is made by the General Partner.
     2.5 Organizational Certificate. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act.
     2.6 Partnership Interests. Effective as of the Effective Time, DEP Holdings, LLC continues as the sole general partner of the Partnership, Enterprise Products Partners L.P. is automatically admitted to the Partnership as the sole limited partner of the Partnership and the Partners shall have Percentage Interests as set forth below:

General Partner	Percentage Interest
DEP Holdings, LLC	0.7% general partner interest

Limited Partner	Percentage Interest
Enterprise Products Partners L.P.	99.3% limited partner interest
ARTICLE III
PURPOSE
     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV
CAPITAL ACCOUNT ALLOCATIONS
     4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.
     4.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.
     4.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.
ARTICLE V
MANAGEMENT AND OPERATIONS OF BUSINESS
     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS; TRANSFERS
     The Limited Partner shall have no liability under this Agreement except as provided for herein or in the Delaware Act. The Limited Partner may transfer (including, without limitation, by assignment or contribution) in whole or in part its limited partner interest in the Partnership. The transferee of any limited partner interest in the Partnership shall automatically be deemed admitted to the Partnership as a limited partner of the Partnership in respect of such transferred limited partner interest in the Partnership. Any such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the Limited Partner shall cease to be a limited partner of the Partnership in respect of such transferred limited partner interest.
ARTICLE VII
DISSOLUTION AND LIQUIDATION
     The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.
ARTICLE VIII
AMENDMENT OF PARTNERSHIP AGREEMENT
     The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification.
          (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, as a result of actions taken by such Indemnitee in its capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
          (b) To the fullest extent permitted by Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.
          (c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in the Indemnitee’s capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee,” and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
          (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
          (e) For purposes of this Section 9.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute “fines” within the meaning of Section 9.1(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of such Indemnittee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
          (f) In no event may an Indemnitee subject the Limited Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.
          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (h) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
          (i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 9.1(b)) from the Partnership, nor the obligations of the Partnership to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
          (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
     9.2 Liability of Indemnitees.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partner or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered in a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
          (b) Subject to its obligations and duties as General Partner set forth in Article V, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
          (c) To the extent that, at Law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at Law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
          (d) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partner, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X
GENERAL PROVISIONS
     10.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).
     10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
     10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     10.6 Counterparts. This Agreement may be executed (by original or telecopied signature) in counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
     10.7 Existing Partnership Agreement. To the extent Section 13.3 of the Existing Partnership Agreement would limit the amendment of any provisions of the Existing Partnership Agreement, such provisions are incorporated by reference into this Agreement and shall remain in effect.
[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date set forth above.

GENERAL PARTNER:

DEP HOLDINGS, LLC

	By:	/s/ W. Randall Fowler

	Name:	W. Randall Fowler
	Title:	President and Chief Executive Officer

LIMITED PARTNER:

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC, its general partner

	By:	/s/ Michael A. Creel

	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer
Second Amended and Restated Duncan Partnership Agreement